Exhibit 99.1

Codorus Valley Bancorp, Inc.

Declares Quarterly Cash Dividend

And 5 Percent Stock Dividend

FOR IMMEDIATE RELEASE -- York, Pennsylvania – October 9, 2019

On October 8, 2019, the Board of Directors of Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, A Codorus Valley Company, declared a regular quarterly cash dividend of $0.16 per common share, payable on November 12, 2019, to shareholders of record at the close of business on October 22, 2019. Also on October 8, 2019, a 5 percent common stock dividend was declared, payable on December 10, 2019, to shareholders of record at the close of business on October 22, 2019.

With assets of over $1.8 billion, PeoplesBank, A Codorus Valley Company, is a wholly-owned subsidiary of Codorus Valley Bancorp, Inc., the largest independent financial institution headquartered in York County, Pennsylvania. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.
Larry J. Miller, Chairman, President and CEO	Larry D. Pickett, CPA - Treasurer
717-747-1500	717-747-150
lmiller@peoplesbanknet.com	lpickett@peoplesbanknet.com

Press Release

Codorus Valley Corporate Center

105 Leader Heights Road, York, PA 17403

717-747-1519